Exhibit (s)(6)

The information in this preliminary prospectus supplement is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus supplement is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

[FORM OF PROSPECTUS SUPPLEMENT TO BE USED IN

CONJUNCTION WITH FUTURE CONVERTIBLE DEBT SECURITIES OFFERINGS]

PROSPECTUS SUPPLEMENT

(to Prospectus dated                 , 2014)

$

GOLUB CAPITAL BDC, INC.

% Convertible Notes due

We are an externally managed, closed-end, non-diversified management investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940. Our investment objective is to provide our stockholders with current income and capital appreciation through debt and minority equity investments in middle-market companies.

GC Advisors LLC serves as our investment adviser. Golub Capital LLC serves as our administrator. GC Advisors LLC and Golub Capital LLC are affiliated with Golub Capital (as defined herein), a leading lender to middle-market companies that had over $      billion of capital under management as of            ,            .

We are offering $             in aggregate principal amount of            % convertible Notes due            , or the “Notes.” The Notes will mature on            ,            . We will pay interest on the Notes on            ,            ,            and        of each year, beginning on            ,            . The Notes will be issued in minimum denominations of $            and integral multiples of $        in excess thereof.

Holders may convert their Notes at their option at any time prior to the close of business on the business day immediately preceding            ,      only under the following circumstances: (1) during any calendar quarter commencing after the calendar quarter ending on            ,      (and only during such calendar quarter), if the last reported sale price of the common stock for at least      business days during a period of      consecutive business days ending on the last business day of the immediately preceding calendar quarter is more than       % of the conversion price on each applicable business day; (2) during the five business day period after any ten consecutive business day period (the “measurement period”) in which the trading price (as defined below) per $1,000 principal amount of Notes for each business day of the measurement period was less than            % of the product of the last reported sale price of our common stock and the conversion rate on each such business day; or (3) upon the occurrence of specified corporate events. On or after            ,            until the close of business on the business day immediately preceding the maturity date, holders may convert their Notes at any time, regardless of the foregoing circumstances. Upon conversion, we will deliver shares of our common stock.

The conversion rate will initially be            shares of common stock per $1,000 principal amount of Notes (equivalent to an initial conversion price of approximately $            per share of common stock). The conversion rate will be subject to adjustment in some events but will not be adjusted for any accrued and unpaid interest. In addition, following certain corporate events that occur prior to the maturity date, we will increase the conversion rate for a holder who elects to convert its Notes in connection with such a corporate event in certain circumstances.

The Notes will be our direct unsecured obligations and rank pari passu with all outstanding and future unsubordinated indebtedness. We may not redeem the Notes prior to maturity. No sinking fund is provided for the Notes.

Investing in our securities involves a high degree of risk. Before buying any securities, you should read the discussion of the material risks of investing in our securities, including the risk of leverage, in “Risk Factors” beginning on page S-11 of this prospectus supplement and on page 14 of the accompanying prospectus.

This prospectus supplement and the accompanying prospectus contain important information you should know before investing in our Notes. Please read it before you invest and keep it for future reference. We file annual, quarterly and current reports, proxy statements and other information about us with the Securities and Exchange Commission, or the SEC. We maintain a website at http://www.golubcapitalbdc.com and make all of our annual, quarterly and current reports, proxy statements and other publicly filed information available on or through our website. You may also obtain such information, free of charge, and make stockholder inquiries by contacting us at 150 South Wacker Drive, Suite 800, Chicago, Illinois 60606, Attention: Investor Relations, or by calling us collect at (312) 205-5050. The SEC also maintains a website at http://www.sec.gov that contains such information.

We generally invest in securities that have been rated below investment grade by independent rating agencies or that would be rated below investment grade if they were rated. These securities, which may be referred to as “junk,” have predominantly speculative characteristics with respect to the issuer’s capacity to pay interest and repay principal. In addition, many of our debt investments have floating interest rates that reset on a periodic basis and typically do not fully pay down principal prior to maturity, which may increase our risk of losing part or all of our investment.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note		Total
Public offering price		%	$
Sales load (underwriting discounts and commissions)		%	$
Proceeds to us (before expenses)		%	$

In addition, the underwriters may purchase up to an additional $     aggregate principal amount of the Notes at the public offering price, less the sales load payable by us, to cover overallotments, if any, within                 days from the date of this prospectus supplement. If the underwriters exercise this option in full, the total sales load paid by us will be $               , and total proceeds, before expenses, will be $               .

The underwriters are offering the Notes as set forth in “Underwriting.” Delivery of the Notes in book-entry form through The Depository Trust Company will be made on or about                    , 20 .

The date of this prospectus supplement is                    , 20

ABOUT THIS PROSPECTUS SUPPLEMENT

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement is accurate only as of the date on the front cover of this prospectus supplement and the accompanying prospectus is accurate only as of the date on its front cover. Our business, financial condition, results of operations, cash flows and prospects may have changed since that date. We will update these documents to reflect material changes only as required by law. We are offering to sell and seeking offers to buy, securities only in jurisdictions where offers are permitted.

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering and also adds to and updates information contained in the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information and disclosure. To the extent the information contained in this prospectus supplement differs from the information contained in the accompanying prospectus, the information in this prospectus supplement shall control. You should read this prospectus supplement and the accompanying prospectus together with the additional information described under the heading, “Available Information” before investing in our Notes.

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

PROSPECTUS

Page

[Insert table of contents from base prospectus.]

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights some of the information in this prospectus supplement and the accompanying prospectus. It is not complete and may not contain all of the information that you may want to consider. You should read the more detailed information set forth under “Risk Factors” and the other information included in this prospectus supplement and the accompanying prospectus carefully.

Except as otherwise indicated, the terms:

•	“we,” “us,” “our” and “Golub Capital BDC” refer to Golub Capital BDC, Inc., a Delaware corporation, and its consolidated subsidiaries, including Holdings, the 2010 Issuer and the 2014 Issuer;

•	“Holdings” refers to Golub Capital BDC 2010-1 Holdings LLC, a Delaware limited liability company, or LLC, our direct subsidiary, and “2010 Issuer” refers to Golub Capital BDC 2010-1 LLC, a Delaware LLC, our indirect subsidiary;

•	“Funding” refers to Golub Capital BDC Funding, LLC, a Delaware LLC, our direct subsidiary;

•	“2014 Issuer” refers to Golub Capital BDC CLO 2014 LLC, a Delaware LLC, our direct subsidiary;

•	“Controlling Class” refers to the most senior class of notes then outstanding of the 2010 Issuer or the 2014 Issuer, as applicable;

•	“2010 Debt Securitization” refers to the $350.0 million term debt securitization that we completed on July 16, 2010, as amended on February 15, 2013, in which the 2010 Issuer issued an aggregate of $350.0 million of notes, or the “2010 Notes,” including $203.0 million of Class A 2010 Notes, which bear interest at a rate of three-month London Interbank Offered Rate, or LIBOR, plus 1.74%, $12.0 million of Class B 2010 Notes, which bear interest at a rate of three-month LIBOR plus 2.40%, and $135.0 million face amount of Subordinated 2010 Notes that do not bear interest;

•	“2014 Debt Securitization” refers to the $402.6 million term debt securitization that we completed on June 5, 2014, in which the 2014 Issuer issued an aggregate of $402.6 million of notes, or the “2014 Notes,” including $191.0 million of Class A-1 2014 Notes, which bear interest at a rate of three-month LIBOR plus 1.75%, $20.0 million of Class A-2 2014 Notes, which bear interest at a rate of three-month LIBOR plus 1.45% through December 4, 2015 and three-month LIBOR plus 1.95% thereafter, $35.0 million of Class B 2014 Notes, which bear interest at a rate of three-month LIBOR plus 2.50%, $37.5 million of Class C 2014 Notes, which bear interest at a rate of three-month LIBOR plus 3.50%, and $119.1 of LLC equity interests that do not bear interest;

•	“Credit Facility” refers to the senior secured revolving credit facility that Funding entered into on July 21, 2011 with Wells Fargo Securities, LLC as administrative agent, and Wells Fargo Bank, N.A., as lender, as most recently amended on October 17, 2014, for up to $150.0 million that bears interest at a rate of one-month LIBOR plus 2.25% per annum through the reinvestment period, which ends November 22, 2015, and bears interest at a rate of one-month LIBOR plus 2.75% for the period following the reinvestment period through the stated maturity date of October 17, 2019;

•	“Revolver Funding” refers to Golub Capital BDC Revolver Funding LLC, a Delaware LLC, our direct subsidiary;

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•	“Revolver” refers to the $15.0 million revolving line of credit, which may be increased to an amount not to exceed $30.0 million, that Revolver Funding entered into on November 22, 2013 with The PrivateBank and Trust Company, or PrivateBank, as lender and administrative agent, as most recently amended on November 24, 2014, that bears interest, at the election of Revolver Funding, at a rate of either one-, two- or three-month LIBOR plus 3.50% per annum or PrivateBank’s prime rate plus 1.50% per annum through November 22, 2015 and either one-, two- or three-month LIBOR plus 2.50% per annum or PrivateBank’s prime rate plus 0.50% per annum for the period subsequent to November 22, 2015 and matures on November 22, 2020;

•	“SLF” refers to Senior Loan Fund LLC, an unconsolidated Delaware LLC, in which we co-invest with RGA Reinsurance Company, or RGA, primarily in senior secured loans. SLF is capitalized as transactions are completed and all portfolio and investment decisions in respect of SLF must be approved by the SLF investment committee, which presently consists of two representatives of each of the members (with unanimous approval required from either (i) one representative of each of us and RGA or (ii) both representatives of each of us and RGA currently). As of September 30, 2014, we owned 87.5% of both the outstanding subordinated notes and LLC equity interests of SLF. As of September 30, 2014, SLF had subordinated note commitments from its members totaling $100.0 million and LLC equity interest subscriptions from its members totaling $25.0 million. We have committed to fund $87.5 million of subordinated notes and $21.9 million of LLC equity interest subscriptions to SLF;

•	“GC Advisors” refers to GC Advisors LLC, a Delaware LLC and our investment adviser;

•	“Administrator” refers to Golub Capital LLC, a Delaware LLC, an affiliate of GC Advisors and our administrator and for periods prior to February 5, 2013, GC Service Company, LLC; and

•	“Golub Capital” refers, collectively, to the activities and operations of Golub Capital Incorporated, Golub Capital LLC (formerly Golub Capital Management LLC), which entity employs all of Golub Capital’s investment professionals, GC Advisors and associated investment funds and their respective affiliates.

On April 13, 2010, we converted from a limited liability company into a corporation. In this conversion, Golub Capital BDC, Inc. succeeded to the business of Golub Capital BDC LLC and its consolidated subsidiary, and the members of Golub Capital BDC LLC became stockholders of Golub Capital BDC, Inc.

Golub Capital BDC

We are an externally managed, closed-end, non-diversified management investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended, or the 1940 Act. In addition, for U.S federal income tax purposes, we have elected to be treated as a regulated investment company, or RIC, under Subchapter M of the Internal Revenue Code of 1986, as amended, or the Code. We were formed in November 2009 to continue and expand the business of our predecessor, Golub Capital Master Funding LLC, which commenced operations in July 2007, to make investments primarily in senior secured, one stop (a loan that combines characteristics of traditional first lien senior secured loans and second lien or subordinated loans), second lien and subordinated (a loan that ranks senior only to a borrower’s equity securities and ranks junior to all of such borrower’s other indebtedness in priority of payment) loans and warrants and minority equity securities of middle market companies that are, in most cases, sponsored by private equity firms. In this prospectus supplement, the term “middle market” generally refers to companies having earnings before interest, taxes, depreciation and amortization, or EBITDA, of between $10.0 million and $50.0 million annually.

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Our investment objective is to generate current income and capital appreciation by investing primarily in senior secured, one stop, second lien and subordinated loans of, and warrants and minority equity securities in, U.S. middle market companies. We intend to achieve our investment objective by (1) accessing the established loan origination channels developed by Golub Capital, a leading lender to middle market companies with over $10.0 billion in capital under management as of September 30, 2014, (2) selecting investments within our core middle market company focus, (3) partnering with experienced private equity firms, or sponsors, in many cases with whom we have invested alongside in the past, (4) implementing the disciplined underwriting standards of Golub Capital and (5) drawing upon the aggregate experience and resources of Golub Capital.

We seek to create a diverse portfolio that includes primarily senior secured, one stop, second lien and subordinated loans and warrants and minority equity securities by primarily investing approximately $5.0 million to $30.0 million of capital, on average, in the securities of U.S. middle market companies. We may also selectively invest more than $30.0 million in some of our portfolio companies and generally expect that the size of our individual investments will vary proportionately with the size of our capital base.

In the current environment, we are focusing on senior secured loans and one stop investments, given the greater principal protection from the first lien security interest associated with such loans.

We generally invest in securities that have been rated below investment grade by independent rating agencies or that would be rated below investment grade if they were rated. These securities, which may be referred to as “junk,” have predominantly speculative characteristics with respect to the issuer’s capacity to pay interest and repay principal. In addition, many of our debt investments have floating interest rates that reset on a periodic basis and typically do not fully pay down principal prior to maturity, which may increase our risk of losing part or all of our investment.

As of September 30, 2014, our portfolio at fair value was comprised of 19.5% senior secured loans, 69.8% one stop loans, 4.4% second lien loans, 0.3% subordinated loans, 3.4% equity and 2.6% of investments in SLF. As of September 30, 2013, our portfolio at fair value was comprised of 28.9% senior secured loans, 54.1% one stop loans, 11.0% second lien loans, 2.2% subordinated loans, 3.3% equity and 0.5% of investments in SLF.

As of September 30, 2014, 2013 and 2012, we had debt and equity investments in 145, 135 and 121 portfolio companies, respectively, and as of September 30, 2014 and 2013, we had investments in subordinated notes and LLC equity interests in SLF. For the years ended September 30, 2014, 2013 and 2012, our income producing assets, which represented nearly 100% of our total portfolio, had a weighted average income yield (which is calculated as income from interest and fees excluding amortization of capitalized fees and discounts divided by the average fair value of earning investments) of 8.3%, 9.1% and 9.3%, respectively, and a weighted average investment income yield (which is calculated as income from interest, fees and amortization of capitalized fees and discounts divided by average fair value of earning investments) of 9.0%, 10.1% and 10.2%, respectively.

As of September 30, 2014, we and RGA owned 87.5% and 12.5%, respectively, of both the outstanding subordinated notes and LLC equity interests of SLF. Additionally, on January 17, 2014, Senior Loan Fund II LLC, a wholly owned subsidiary of SLF, or SLF II, entered into a senior secured revolving credit facility, or the SLF Credit Facility, with Wells Fargo Securities, LLC, as administrative agent, and Wells Fargo Bank, N.A., as lender, which, as amended, allows SLF II to borrow up to $100.0 million, subject to leverage and borrowing base restrictions. The reinvestment period of the SLF Credit Facility ends April 11, 2015, and the stated maturity date is April 11, 2019. As of September 30, 2014, SLF had subordinated note commitments from its members totaling $100 million, of which approximately $29.3 million and $4.7 million in aggregate principal amount was funded at September 30, 2014 and 2013, respectively. As of September 30, 2014, SLF had LLC equity interest subscriptions from its members totaling $25 million, of which approximately $10.6 million and $0.7 million in aggregate was called and contributed as of September 30, 2014 and 2013, respectively.

As of September 30, 2014 and 2013, the Company’s investment in SLF consisted of subordinated notes of approximately $25.6 million and $4.1 million, respectively, and LLC equity interests of approximately $9.2 million and $592,000, respectively, which represented 2.6% and 0.5% of our portfolio at fair value.

3

Our Adviser

Our investment activities are managed by our investment adviser, GC Advisors. GC Advisors is responsible for sourcing potential investments, conducting research and due diligence on prospective investments and equity sponsors, analyzing investment opportunities, structuring our investments and monitoring our investments and portfolio companies on an ongoing basis. GC Advisors was organized in September 2008 and is a registered investment adviser under the Investment Advisers Act of 1940, as amended, or the Advisers Act. Under our amended and restated investment advisory agreement, or the Investment Advisory Agreement, with GC Advisors, we pay GC Advisors a base management fee and an incentive fee for its services. See “Management Agreements — Investment Advisory Agreement — Management Fee” in the accompanying prospectus for a discussion of the base management fee and incentive fee, including the cumulative income incentive fee and the income and capital gains incentive fee, payable by us to GC Advisors. Unlike most closed-end funds whose fees are based on assets net of leverage, our base management fee is based on our average-adjusted gross assets (including assets purchased with borrowed funds and securitization-related assets, leverage, unrealized depreciation or appreciation on derivative instruments and cash collateral on deposit with custodian but adjusted to exclude cash and cash equivalents so that investors do not pay the base management fee on such assets) and, therefore, GC Advisors benefits when we incur debt or use leverage. For purposes of the Investment Advisory Agreement, cash equivalents means U.S. government securities and commercial paper instruments maturing within 270 days of purchase (which is different than the definition under U.S. Generally Accepted Accounting Principles, or GAAP, which defines cash equivalents as U.S. government securities and commercial paper instruments maturing within 90 days of purchase). Additionally, under the incentive fee structure, GC Advisors benefits when capital gains are recognized and, because it determines when a holding is sold, GC Advisors controls the timing of the recognition of capital gains. Our board of directors is charged with protecting our interests by monitoring how GC Advisors addresses these and other conflicts of interest associated with its management services and compensation. While not expected to review or approve each borrowing, our independent directors periodically review GC Advisors’ services and fees as well as its portfolio management decisions and portfolio performance. In connection with these reviews, our independent directors consider whether our fees and expenses (including those related to leverage) remain appropriate. See “Management Agreements —Investment Advisory Agreement — Board Approval of the Investment Advisory Agreement” in the accompanying prospectus.

GC Advisors is an affiliate of Golub Capital and pursuant to a staffing agreement, or the Staffing Agreement, Golub Capital LLC makes experienced investment professionals available to GC Advisors and provides access to the senior investment personnel of Golub Capital LLC and its affiliates. The Staffing Agreement provides GC Advisors with access to investment opportunities, which we refer to in the aggregate as deal flow, generated by Golub Capital LLC and its affiliates in the ordinary course of their businesses and commits the members of GC Advisors’ investment committee to serve in that capacity. As our investment adviser, GC Advisors is obligated to allocate investment opportunities among us and its other clients fairly and equitably over time in accordance with its allocation policy. See “Conflicts of Interest” below and “Related Party Transactions and Certain Relationships” in the accompanying prospectus. However, there can be no assurance that such opportunities will be allocated to us fairly or equitably in the short-term or over time. GC Advisors seeks to capitalize on the significant deal origination, credit underwriting, due diligence, investment structuring, execution, portfolio management and monitoring experience of Golub Capital LLC’s investment professionals.

An affiliate of GC Advisors, the Administrator, provides the administrative services necessary for us to operate. See “Management Agreements — Administration Agreement” in the accompanying prospectus for a discussion of the fees and expenses we are required to reimburse to the Administrator.

About Golub Capital

Golub Capital, founded in 1994, is a leading lender to middle market companies, with a long track record of investing in senior secured, one stop, second lien and subordinated loans. As of September 30, 2014, Golub Capital managed over $8.0 billion of invested or available capital for senior secured, one stop, second lien and subordinated loan investments in middle-market companies. Since its inception, Golub Capital has closed deals with over 200 middle-market sponsors and repeat transactions with over 100 sponsors.

Golub Capital’s middle market lending group is managed by a four-member senior management team consisting of Lawrence E. Golub, David B. Golub, Andrew H. Steuerman and Gregory W. Cashman. As of September 30, 2014, Golub Capital’s more than 75 investment professionals had an average of over 12 years of investment experience and were supported by more than 125 administrative and back office personnel that focus on operations, finance, legal and compliance, accounting and reporting, marketing, information technology and office management.

4

Market Trends

We have identified the following trends that may affect our business:

Target Market. We believe that small and middle market companies in the United States with annual revenues between $10.0 million and $2.5 billion represent a significant growth segment of the U.S. economy and often require substantial capital investments to grow. Middle market companies have generated a significant number of investment opportunities for investment funds managed or advised by Golub Capital, and we believe that this market segment will continue to produce significant investment opportunities for us.

Specialized Lending Requirements. We believe that several factors render many U.S. financial institutions ill-suited to lend to U.S. middle market companies. For example, based on the experience of our management team, lending to U.S. middle market companies (1) is generally more labor intensive than lending to larger companies due to the smaller size of each investment and the fragmented nature of information for such companies, (2) requires due diligence and underwriting practices consistent with the demands and economic limitations of the middle market and (3) may also require more extensive ongoing monitoring by the lender.

Demand for Debt Capital. We believe there is a large pool of uninvested private equity capital for middle market companies. We expect private equity firms will seek to leverage their investments by combining equity capital with senior secured loans and subordinated debt from other sources, such as us.

Competition from Bank Lenders. We believe that many traditional bank lenders to middle market businesses have either exited or de-emphasized their service and product offerings in the middle market. These traditional lenders have instead focused on lending and providing other services to large corporate clients. We believe this has resulted in fewer key players and the reduced availability of debt capital to the companies we target.

Market Environment. We believe that as part of the path of economic recovery following the credit crisis, there has been increased competition for new middle market investments due to some new non-bank finance companies that have entered the market and due to improving financial performance of middle market companies. However, we believe that our scale and strong market position will continue to allow us to find investment opportunities with attractive risk-adjusted returns.

Competitive Strengths

Deep, Experienced Management Team. We are managed by GC Advisors, which, as of September 30, 2014, had access through the Staffing Agreement to the resources and expertise of Golub Capital’s more than 200 employees, led by our chairman, Lawrence E. Golub, and our chief executive officer, David B. Golub. As of September 30, 2014, the more than 75 investment professionals of Golub Capital had an average of over 12 years of investment experience and were supported by more than 125 administrative and back office personnel that focus on operations, finance, legal and compliance, accounting and reporting, marketing, information technology and office management. Golub Capital seeks to hire and retain high-quality investment professionals and reward those personnel based on investor returns. In 2013, Golub Capital was awarded Finance Monthly’s Global Awards 2013 “Credit Asset Manager of the Year” and DealMakers M&A Awards 2013 “Middle Market Lender of the Year.” In 2012, Golub Capital was awarded the Association for Corporate Growth (ACG) New York Champion’s Award for “Senior Lender Firm of the Year” and the M&A Advisor award for “Lender Firm of the Year.” These awards do not constitute an endorsement by such organizations of the securities being offered by this prospectus supplement.

Leading U.S. Debt Platform Provides Access to Proprietary Relationship-Based Deal Flow. GC Advisors gives us access to the deal flow of Golub Capital, one of the leading middle-market lenders in the United States. Golub Capital has been ranked a “Top 3” Traditional Middle Market Bookrunner every year from 2008 through 3Q 2014 by Thomson Reuters LPC for senior secured loans of up to $500 million for leveraged buyouts (based on number of deals completed). Since its inception, Golub Capital has closed deals with over 200 middle-market sponsors and repeat transactions with over 100 sponsors. We believe that Golub Capital receives relationship-based “early looks” and “last looks” at many investment opportunities in the U.S. middle-market market, allowing it to be highly selective in the transactions it pursues.

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Disciplined Investment and Underwriting Process. GC Advisors utilizes the established investment process of Golub Capital for reviewing lending opportunities, structuring transactions and monitoring investments. Using its disciplined approach to lending, GC Advisors seeks to minimize credit losses through effective underwriting, comprehensive due diligence investigations, structuring and the implementation of restrictive debt covenants.

Regimented Credit Monitoring. Following each investment, GC Advisors implements a regimented credit monitoring system. This careful approach, which involves ongoing review and analysis by teams of professionals, has enabled us to identify problems early and to assist borrowers before they face difficult liquidity constraints.

Concentrated Middle-Market Focus. Because of our focus on the middle-market, we understand the following general characteristics of middle-market lending:

•              middle-market companies are generally less leveraged than large companies and, we believe, offer more attractive investment returns in the form of upfront fees, prepayment penalties and higher interest rates;

•              middle-market issuers are more likely to have simple capital structures;

•              carefully structured covenant packages enable middle-market lenders to take early action to remediate poor financial performance; and

•              middle-market lenders can undertake thorough due diligence investigations prior to investment.

Operating and Regulatory Structure

Our investment activities are managed by GC Advisors and supervised by our board of directors, a majority of whom are independent of us, GC Advisors and its affiliates.

As a business development company, we are required to comply with certain regulatory requirements. For example, while we are permitted to finance investments using leverage, which may include the issuance of shares of preferred stock, or notes and other borrowings, our ability to use leverage is limited in significant respects. See “Regulation” in the accompanying prospectus. Any decision on our part to use leverage will depend upon our assessment of the attractiveness of available investment opportunities in relation to the costs and perceived risks of such leverage. GC Advisors makes recommendations to our board of directors with respect to leverage policies. Our board of directors determines our leverage policy, including approving in advance the incurrence of material indebtedness and the execution of material contracts, and directs GC Advisors to implement such policies. The use of leverage to finance investments creates certain risks and potential conflicts of interest. See “Risk Factors — Risks Relating to our Business and Structure — There are significant potential conflicts of interest that could affect our investment returns — Our management and incentive fee structure may create incentives for GC Advisors that are not fully aligned with the interests of our stockholders,” “— Risks Relating to our Business and Structure — Regulations governing our operation as a business development company affect our ability to, and the way in which we, raise additional capital. As a business development company, the necessity of raising additional capital exposes us to risks, including the typical risks associated with leverage” and “— Risks Relating to our Business and Structure — We intend to finance our investments with borrowed money, which will magnify the potential for gain or loss on amounts invested and may increase the risk of investing in us” in the accompanying prospectus.

Also, as a business development company, we are generally prohibited from acquiring assets other than “qualifying assets” unless, after giving effect to any acquisition, at least 70% of our total assets are qualifying assets. Qualifying assets generally include securities of “eligible portfolio companies,” cash, cash equivalents, U.S. government securities and high-quality debt investments maturing in one year or less from the time of investment. Under the 1940 Act and the rules thereunder, “eligible portfolio companies” include (1) private domestic operating companies, (2) public domestic operating companies whose securities are not listed on a national securities exchange (e.g., the New York Stock Exchange, NYSE Amex Equities and The NASDAQ Stock Market) or registered under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and (3) public domestic operating companies having a market capitalization of less than $250.0 million. Public domestic operating companies whose securities are quoted on the over-the-counter bulletin board and through Pink Sheets LLC are not listed on a national securities exchange and therefore are eligible portfolio companies. See “Regulation” in the accompanying prospectus.

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Conflicts of Interest

Subject to certain 1940 Act restrictions on co-investments with affiliates, GC Advisors offers us the right to participate in all investment opportunities that it determines are appropriate for us in view of our investment objective, positions, policies, strategies and restrictions as well as regulatory requirements and other relevant factors. Such offers are subject to the exception that, in accordance with GC Advisors’ code of ethics and allocation policies, we might not participate in each individual opportunity but will, on an overall basis, be entitled to participate equitably with other entities sponsored or managed by GC Advisors and its affiliates.

To the extent that we compete with entities sponsored or managed by GC Advisors or its affiliates for a particular investment opportunity, GC Advisors will allocate investment opportunities across the entities for which such opportunities are appropriate, consistent with (1) its internal conflict of interest and allocation policies, (2) the requirements of the Advisers Act and (3) certain restrictions under the 1940 Act regarding co-investments with affiliates. GC Advisors’ allocation policies are intended to ensure that, over time, we may generally share equitably in investment opportunities with other investment funds, accounts or other investment vehicles, together referred to as accounts, sponsored or managed by GC Advisors or its affiliates, particularly those involving a security with limited supply or involving differing classes of securities of the same issuer which may be suitable for us and such other accounts.

GC Advisors and its affiliates have other clients with similar or competing investment objectives, including several private funds that are pursuing an investment strategy similar to ours, some of which are continuing to seek new capital commitments. In serving these clients, GC Advisors may have obligations to other clients or investors in those entities. Our investment objective may overlap with such affiliated accounts. GC Advisors’ allocation procedures are designed to allocate investment opportunities among the accounts sponsored or managed by GC Advisors and its affiliates in a manner consistent with its obligations under the Advisers Act. If two or more accounts with similar investment strategies are actively investing, GC Advisors will seek to allocate investment opportunities among eligible accounts in a manner that is fair and equitable over time and consistent with its allocation policy. GC Advisors has put in place a conflict-resolution policy that addresses the co-investment restrictions set forth under the 1940 Act. See “Risk Factors — Risks Relating to our Business and Structure — There are significant potential conflicts of interest that could affect our investment returns — Conflicts related to obligations GC Advisors’ investment committee, GC Advisors or its affiliates have to other clients” in the accompanying prospectus.

GC Advisors seeks to ensure the equitable allocation of investment opportunities when we are able to invest alongside other accounts sponsored or managed by GC Advisors and its affiliates. When we invest alongside such other accounts, such investments are made consistent with GC Advisors’ allocation policy. Under this allocation policy, if an investment opportunity is appropriate for us and another similar eligible account, the opportunity will be allocated pro rata based on relative total capital of each of us and such other eligible accounts, subject to minimum and maximum investment size limits. In situations in which co-investment with other entities sponsored or managed by GC Advisors or its affiliates is not permitted or appropriate, such as when, in the absence of exemptive relief described below, we and such other entities would be making different investments in the same issuer, GC Advisors will need to decide whether we or such other entity or entities will proceed with the investment. GC Advisors will make these determinations based on its policies and procedures, which generally require that such opportunities be offered to eligible accounts on a basis that will be fair and equitable over time, including, for example, through random or rotational methods. We and GC Advisors have submitted an exemptive application to the SEC to permit greater flexibility to negotiate the terms of co-investments if our board of directors determines that it would be advantageous for us to co-invest with other accounts sponsored or managed by GC Advisors or its affiliates in a manner consistent with our investment objectives, positions, policies, strategies and restrictions as well as regulatory requirements and other pertinent factors. Our board of directors regularly reviews the allocation policy of Golub Capital and annually reviews the code of ethics of GC Advisors. See “Related Party Transactions and Certain Relationships” in the accompanying prospectus.

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Additionally, under our incentive fee structure, GC Advisors benefits when we recognize capital gains and, because GC Advisors determines when a holding is sold, GC Advisors controls the timing of the recognition of such capital gains. See “Risk Factors — Risks Relating to our Business and Structure — There are significant potential conflicts of interest that could affect our investment returns — Our management and incentive fee structure may create incentives for GC Advisors that are not fully aligned with the interests of our stockholders” in the accompanying prospectus. In addition, because the base management fee that we pay to GC Advisors is based on our average adjusted gross assets, including those assets acquired through the use of leverage, GC Advisors has a financial incentive to incur leverage.

Risk Factors

The value of our assets, as well as the market price of our securities, will fluctuate. Our investments may be risky, and you may lose all or part of your investment in us. See “Risk Factors” beginning on page of the accompanying prospectus, and the other information included in the accompanying prospectus, for additional discussion of factors you should carefully consider before deciding to invest in our securities.

* * * * * * *

Our principal executive offices are located at 150 South Wacker Drive, Suite 800, Chicago, Illinois 60606, and our telephone number is (312) 205-5050. Our corporate website is located at www.golubcapitalbdc.com. Information on our website is not incorporated into or a part of this prospectus.

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SPECIFIC TERMS OF THE NOTES AND THE OFFERING

This prospectus supplement sets forth certain terms of the Notes that we are offering pursuant to this prospectus supplement and supplements the accompanying prospectus that is attached to the back of this prospectus supplement. This section outlines the specific legal and financial terms of the Notes. You should read this section together with the more general description of the Notes in the accompanying prospectus under the heading "Description of Our Debt Securities" before investing in the Notes. Capitalized terms used in this prospectus supplement and not otherwise defined shall have the meanings ascribed to them in the accompanying prospectus or in the indenture governing the Notes.

Issuer	Golub Capital BDC, Inc.

Title of the securities	% Notes due

Initial aggregate principal amount being offered	$

Overallotment option	The underwriters may also purchase from us up to an additional $ aggregate principal amount of Notes to cover overallotments, if any, within days of the date of this prospectus supplement.

Initial public offering price	% of the aggregate principal amount

Principal payable at maturity	% of the aggregate principal amount; the principal amount of each Note will be payable on its stated maturity date at the office of the Paying Agent, Registrar and Transfer Agent for the Notes or at such other office in The City of New York as we may designate.

Type of Note	Fixed rate note

Interest rate	% per year

Day count basis	360-day year of twelve 30-day months

Original issue date

Stated maturity date

Date interest starts accruing

Interest payment dates	Each , , and , commencing , . If an interest payment date falls on a non-business day, the applicable interest payment will be made on the next business day and no additional interest will accrue as a result of such delayed payment.

Interest periods	The initial interest period will be the period from and including , to, but excluding, the initial interest payment date, and the subsequent interest periods will be the periods from and including an interest payment date to, but excluding, the next interest payment date or the stated maturity date, as the case may be.

Record dates for interest	Each , , and , commencing ,

Conversion rights	Holders may convert their Notes at their option prior to the close of business on the business day immediately preceding , , in multiples of $1,000 principal amount, only under the following circumstances:

o	during any calendar quarter commencing after the calendar quarter ending on , (and only during such calendar quarter), if the last reported sale price of the common stock for at least business days (whether or not consecutive) during a period of consecutive business days ending on the last business day of the immediately preceding calendar quarter is greater than or equal to % of the conversion price on each applicable business day;

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o	during the business day period after any consecutive business day period (the “measurement period”) in which the “trading price” (as defined below) per $1,000 principal amount of Notes for each business day of the measurement period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate on each such business day; or

o	upon the occurrence of specified corporate events described below.

On or after       ,       until the business day immediately preceding the maturity date, holders may convert their Notes, in multiples of $1,000 principal amount, at any time.

The conversion rate for the Notes is initially            shares per $1,000 principal amount of Notes (equivalent to an initial conversion price of approximately $       per share of common stock). The conversion rate will be subject to adjustment for anti-dilution if we (1) issue shares of our common stock as a dividend or distribution on shares of our common stock or if we effect a share split or share combination of our common stock, (2) distribute to all or substantially all holders of our common stock any rights or warrants (other than rights issued pursuant to a stockholders’ right plan) entitling them for a period of not more than days from the issuance date for such distribution to subscribe for or purchase shares of our common stock, at a price per share less than the average of the last reported sale prices of our common stock for the          consecutive business day period ending on, and including, the business day immediately preceding the declaration date of such distribution, the conversion rate will be increased based on the following formula; provided that the conversion rate will be readjusted to the extent that such rights or warrants are not exercised prior to their expiration, (3) distribute shares of our capital stock, evidences of our indebtedness or other of our assets or property to all or substantially all holders of our common stock, excluding (a) dividends or distributions as to which adjustment is required to be effected in clause (1) or (2) above;(b) dividends or distributions paid exclusively in cash; and (c) certain spin-offs, (4) pay certain cash dividends or distributions exclusively in cash, other than regular quarterly cash dividend that do not exceed $          per quarter and (5) make a payment in respect of a tender offer or exchange offer for our common stock, to the extent that the cash and value of any other consideration included in the payment per share of our common stock exceeds the last reported sale price of our common stock on the business day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer. In addition, following certain corporate events that occur prior to maturity, we will increase the conversion rate for a holder who elects to convert its Notes in connection with such a corporate event in certain circumstances as described below.

Upon conversion, we will deliver shares of our common stock. You will not receive any additional shares of our common stock representing accrued and unpaid interest, if any, upon conversion of a Note, except in limited circumstances. Instead, interest will be deemed to be paid by the shares of our common stock delivered to you upon conversion of a Note.

The “trading price” of the Notes on any date of determination means the average of the secondary market bid quotations obtained by the trustee for $       million principal amount of the Notes at approximately          , New York City time, on such determination date from independent nationally recognized securities dealers we select. Any such determination will be conclusive absent manifest error. If the trustee cannot reasonably obtain at least one bid for $       million principal amount of the Notes from a nationally recognized securities dealer, then the trading price per $1,000 principal amount of the Notes will be deemed to be less than       % of the product of the last reported sale price of our common stock and the conversion rate.

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Adjustment to Conversion Rate Upon a Non-Stock Change of Control.

If and only to the extent holders elect to convert the Notes in connection with a transaction described under clause (1), (3) (without giving effect to the exception contained in the third bullet thereunder) or (4) of the definition of fundamental change, as described below, pursuant to which        % or more of the consideration for our common stock (other than cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights) consists of cash or securities (or other property) that are not shares of common stock traded or scheduled to be traded immediately following such transaction on the New York Stock Exchange, NYSE Amex, The NASDAQ Global Market or The NASDAQ Global Select Market (or any of their respective successors), which we refer to as a “non-stock change of control,” we will increase the conversion rate by a number of additional shares determined by reference to the following table based on the effective date and the price paid per share of our common stock in such non-stock change of control.

Effective Date        Stock Price

If the price paid per share of our common stock in such transaction is less than $        or more than $         (subject to adjustment), we will not increase the conversion rate. In no event will the total number of shares issuable upon conversion after giving effect to such adjustment exceed         , subject to adjustment. If holders of our common stock receive only cash in the type of transaction described above, the price paid per share will be the cash amount paid per share. Otherwise, the stock price shall be the average of the last reported sale prices of our common stock over the        trading-day period ending on, and including, the business day immediately preceding the effective date of the non-stock change of control.

Fundamental change

If we undergo a “fundamental change”, subject to certain conditions, holders may require us to repurchase for cash all or part of their Notes in principal amounts of $1,000 or an integral multiple thereof. The fundamental change repurchase price will be equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest to, but not including, the fundamental change repurchase date.

A “fundamental change” will be deemed to have occurred when any of the following has occurred:

1.         the consummation of any transaction (including, without limitation, any merger or consolidation other than those excluded under clause (3) below) the result of which is that any “person” becomes the “beneficial owner” (as these terms are defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our capital stock that is at the time entitled to vote by the holder thereof in the election of our board of directors (or comparable body), other than any transaction between us and our investment adviser and/or our administrator or any of their successor entities;

2.         the adoption of a plan relating to our liquidation or dissolution;

3.         the consolidation or merger of us with or into any other person, or the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of our assets and those of our subsidiaries taken as a whole to any “person” (as this term is used in Section 13(d)(3) of the Exchange Act), other than:

•	any transaction that does not result in any reclassification, conversion, exchange or cancellation of all or substantially all of the outstanding shares of our capital stock;

•	any changes resulting from a subdivision or combination or a change solely in par value;

•	any transaction pursuant to which the holders of 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors immediately prior to such transaction have the right to exercise, directly or indirectly, 50% or more of the total voting power of all shares of capital stock of the continuing or surviving person immediately after giving effect to such transaction entitled to vote generally in elections of directors; or

•	any merger primarily for the purpose of changing our jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of common stock solely into shares of common stock of the surviving entity; or

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•	any consolidation or the merger with or into our investment adviser and/or our administrator or any of their successor entities;

4. the termination of trading of our common stock (or other common stock issuable upon conversion of the Notes), which will be deemed to have occurred if our common stock (or other common stock issuable upon conversion of the Notes) is not listed for trading on the New York Stock Exchange, NYSE Amex, the NASDAQ Global Market or the NASDAQ Global Select Market (or any of their respective successors).

Notwithstanding the foregoing, any transaction or event described above will also not constitute a fundamental change if, in connection with such transaction or event, or as a result therefrom, a transaction described in clauses (1) or (3) above occurs (without regard to any exclusion to such clause described in the bullets thereunder) and at least 90% of the consideration paid for our common stock (excluding cash payments for fractional shares, cash payments made pursuant to dissenters’ appraisal rights and cash dividends) consists of shares of common stock (or depositary receipts in respect thereof) traded on the New York Stock Exchange, NYSE Amex, the NASDAQ Global Market or the NASDAQ Global Select Market (or any of their respective successors) (or will be so traded or quoted immediately following the completion of the merger or consolidation or such other transaction) and, as a result of such transaction, the Notes become convertible into the consideration the holders of our common stock received in such reclassification, change, consolidation, merger, sale, lease, transfer, conveyance or other disposition.

Specified currency	U.S. Dollars

Place of payment	New York City

Ranking of Notes	The Notes will be our direct unsecured obligations and will rank:

• pari passu with our other outstanding and future senior unsecured indebtedness;

• senior to any of our future indebtedness that expressly provides it is subordinated to the Notes;

• effectively subordinated to all of our existing and future secured indebtedness (including indebtedness that is initially unsecured to which we subsequently grant security), to the extent of the value of the assets securing such indebtedness; and

• structurally subordinated to all existing and future indebtedness and other obligations of any of our subsidiaries, financing vehicles or similar facilities.

Denominations	We will issue the Notes in denominations of $ and integral multiples of $ in excess thereof.

Business day	Each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York City are authorized or required by law or executive order to close.

Optional redemption	We may not redeem the Notes prior to maturity.

Sinking fund	The Notes will not be subject to any sinking fund.

Repayment at option of Holders	Holders will not have the option to have the Notes repaid prior to the stated maturity date.

Defeasance	The Notes are subject to defeasance by us.

Covenant defeasance	The Notes are subject to covenant defeasance by us.

Form of Notes	The Notes will be represented by global securities that will be deposited and registered in the name of The Depository Trust Company, or DTC, or its nominee. Except in limited circumstances, you will not receive certificates for the Notes. Beneficial interests in the Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the Notes through either DTC, if they are a participant, or indirectly through organizations which are participants in DTC.

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Trustee, Paying Agent, Registrar and Transfer Agent	U.S. Bank National Association

Other covenants	In addition to the covenants described in the prospectus attached to this prospectus supplement, the following covenants shall apply to the Notes:

• We agree that for the period of time during which the Notes are outstanding, we will not violate Section 18(a)(1)(A) as modified by Section 61(a)(1) of the 1940 Act or any successor provisions.

• If, at any time, we are not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act to file any periodic reports with the SEC, we agree to furnish to holders of the Notes and the Trustee, for the period of time during which the Notes are outstanding, our audited annual consolidated financial statements, within days of our fiscal year end, and unaudited interim consolidated financial statements, within days of our fiscal quarter end. All such financial statements will be prepared, in all material respects, in accordance with applicable United States generally accepted accounting principles.

Global Clearance and Settlement Procedures	Interests in the Notes will trade in DTC’s Same Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. None of the issuer, the Trustee or the paying agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

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RISK FACTORS

Investing in our securities involves a number of significant risks. Before you invest in our securities, you should be aware of various risks, including those described below and those set forth in the accompanying prospectus. You should carefully consider these risk factors, together with all of the other information included in this prospectus supplement and the accompanying prospectus, before you decide whether to make an investment in our securities. The risks set out below are not the only risks we face. Additional risks and uncertainties not presently known to us or not presently deemed material by us may also impair our operations and performance. If any of the following events occur, our business, financial condition, results of operations and cash flows could be materially and adversely affected. In such case, our net asset value and the trading price of our common stock could decline, and you may lose all or part of your investment. The risk factors described below, together with those set forth in the accompanying prospectus, are the principal risk factors associated with an investment in us as well as those factors generally associated with an investment company with investment objectives, investment policies, capital structure or trading markets similar to ours.

The Notes will be unsecured and therefore will be effectively subordinated to any secured indebtedness we may incur.

The Notes will not be secured by any of our assets or any of the assets of our subsidiaries. As a result, the Notes are effectively subordinated to any secured indebtedness we or our subsidiaries have outstanding as of the date of this prospectus supplement or that they may incur in the future (or any indebtedness that is initially unsecured to which we subsequently grant security) to the extent of the value of the assets securing such indebtedness. In any liquidation, dissolution, bankruptcy or other similar proceeding, the holders of any of our existing or future secured indebtedness and the secured indebtedness of our subsidiaries may assert rights against the assets pledged to secure that indebtedness in order to receive full payment of their indebtedness before the assets may be used to pay other creditors, including the holders of the Notes. As of      , we had $       million in outstanding indebtedness that is senior to the Notes. Certain amounts of this indebtedness are secured by certain of our assets and the indebtedness thereunder is therefore effectively senior to the Notes to the extent of the value of such assets.

The Notes will be subordinated structurally to the indebtedness and other liabilities of our subsidiaries.

The Notes are obligations exclusively of Golub Capital BDC and not of any of our subsidiaries. None of our subsidiaries is a guarantor of the Notes. Except to the extent we are a creditor with recognized claims against our subsidiaries, all claims of creditors, including trade creditors, and holders of preferred stock, if any, of our subsidiaries will have priority over our claims (and therefore the claims of our creditors, including holders of the Notes) with respect to the assets of such subsidiaries. Even if we were recognized as a creditor of one or more of our subsidiaries, our claims would still be effectively subordinated to any security interests in the assets of any such subsidiary and to any indebtedness or other liabilities of any such subsidiary senior to our claims. Consequently, the Notes will be subordinated structurally to all indebtedness and other liabilities, including trade payables, of any of our subsidiaries and any subsidiaries that we may in the future acquire or establish as financing vehicles or otherwise. All of the existing indebtedness of our subsidiaries would be structurally senior to the Notes. In addition, our subsidiaries may incur substantial additional indebtedness in the future, all of which would be structurally senior to the Notes.

The indenture governing the Notes will be issued will contain limited protection for holders of the Notes.

The indenture governing the Notes will be issued offers limited protection to holders of the Notes. The terms of the indenture and the Notes do not restrict our or any of our subsidiaries' ability to engage in, or otherwise be a party to, a variety of corporate transactions, circumstances or events that could have an adverse impact on your investment in the Notes. In particular, the terms of the indenture and the Notes will not place any restrictions on our or our subsidiaries' ability to:

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•	issue securities or otherwise incur additional indebtedness or other obligations, including (1) any indebtedness or other obligations that would be equal in right of payment to the Notes, (2) any indebtedness or other obligations that would be secured and [therefore] rank [effectively] senior in right of payment to the Notes to the extent of the values of the assets securing such debt, (3) indebtedness of ours that is guaranteed by one or more of our subsidiaries and [which therefore] is structurally senior to the Notes and (4) securities, indebtedness or obligations issued or incurred by our subsidiaries that would be senior to our equity interests in our subsidiaries and therefore rank structurally senior to the Notes with respect to the assets of our subsidiaries, in each case other than an incurrence of indebtedness or other obligation that would cause a violation of Section 18(a)(1)(A) as modified by Section 61(a)(1) of the 1940 Act or any successor provisions;
•	pay dividends on, or purchase or redeem or make any payments in respect of, capital stock or other securities ranking junior in right of payment to the Notes;
•	sell assets (other than certain limited restrictions on our ability to consolidate, merge or sell all or substantially all of our assets);
•	enter into transactions with affiliates;
•	create liens (including liens on the shares of our subsidiaries) or enter into sale and leaseback transactions;
•	make investments; or
•	create restrictions on the payment of dividends or other amounts to us from our subsidiaries.

In addition, the terms of the indenture and the Notes do not protect holders of the Notes in the event that we experience changes (including significant adverse changes) in our financial condition, results of operations or credit ratings, as they do not require that we or our subsidiaries adhere to any financial tests or ratios or specified levels of net worth, revenues, income, cash flow or liquidity except as required by the 1940 Act.

Our ability to recapitalize, incur additional debt and take a number of other actions that are not limited by the terms of the Notes may have important consequences for you as a holder of the Notes, including making it more difficult for us to satisfy our obligations with respect to the Notes or negatively affecting the trading value of the Notes.

Certain of our current debt instruments include more protections for their holders than the indenture and the Notes. In addition, other debt we issue or incur in the future could contain more protections for its holders than the indenture and the Notes, including additional covenants and events of default. The issuance or incurrence of any such debt with incremental protections could affect the market for and trading levels and prices of the Notes.

An active trading market for the Notes may not develop, which could limit the market price of the Notes or your ability to sell them. If a rating agency assigns the Notes a non-investment grade rating, the Notes may be subject to greater price volatility than similar securities without such a rating.

The Notes are a new issue of debt securities for which there currently is no trading market. We cannot provide any assurances that an active trading market will develop for the Notes or that you will be able to sell your Notes. If the Notes are traded after their initial issuance, they may trade at a discount from their initial offering price depending on prevailing interest rates, the market for similar securities, our credit ratings, general economic conditions, our financial condition, performance and prospects and other factors. If a rating agency assigns the Notes a non-investment grade rating, the Notes may be subject to greater price volatility than securities of similar maturity without such a non-investment grade rating. The underwriters are not obligated to make a market in the Notes and may discontinue any market-making in the Notes at any time at their sole discretion. Accordingly, we cannot assure you that a liquid trading market will develop for the Notes, that you will be able to sell your Notes at a particular time or that the price you receive when you sell will be favorable. To the extent an active trading market does not develop, the liquidity and trading price for the Notes may be harmed. Accordingly, you may be required to bear the financial risk of an investment in the Notes for an indefinite period of time.

The optional redemption provision may materially adversely affect your return on the Notes.

The Notes are redeemable in whole or in part upon certain conditions at any time or from time to time at our option. We may choose to redeem the Notes at times when prevailing interest rates are lower than the interest rate paid on the Notes. In this circumstance, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the Notes being redeemed.

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If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the Notes.

Any default under the agreements governing our indebtedness that is not waived by the required lenders or holders, and the remedies sought by the holders of such indebtedness could make us unable to pay principal, premium, if any, and interest on the Notes and substantially decrease the market value of the Notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness, we could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under our current and future indebtedness could elect to terminate their commitments, cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation. If our operating performance declines, we may in the future need to seek to obtain waivers from the required lenders under the agreements relating to our current and future indebtedness to avoid being in default. If we breach our covenants under our indebtedness and seek a waiver, we may not be able to obtain a waiver from the required lenders or holders. If this occurs, we would be in default and our lenders or debt holders could exercise their rights as described above, and we could be forced into bankruptcy or liquidation. If we are unable to repay debt, lenders having secured obligations, including the lenders under our Credit Facility and the Debt Securitizations, could proceed against the collateral securing the debt. Because our existing indebtedness, and any future debt will likely have, customary cross-default provisions, if the indebtedness thereunder or under any future credit facility is accelerated, we may be unable to repay or finance the amounts due.

FATCA withholding may apply to payments to certain foreign entities.

Payments made under the Notes to a foreign financial institution or non-financial foreign entity (including such an institution or entity acting as an intermediary) may be subject to a U.S. withholding tax of 30% under a law (commonly known as “FATCA”) that was enacted in 2010. This tax may apply to certain payments of interest on the Notes as well as payments made upon maturity, redemption, or sale of the Notes, unless the foreign financial institution or non-financial foreign entity complies with certain information reporting, withholding, identification, certification and related requirements imposed by FATCA. You should consult your own tax advisors regarding FATCA and how it may affect your investment in the Notes. See “Certain U.S. Federal Income Tax Considerations—FATCA Withholding on Payments to Certain Foreign Entities” in this prospectus supplement for more information.

Holders of the Notes may not be entitled to the full benefit of the conversion rate adjustments in certain circumstances.

We will not take any action that would result in an adjustment to the conversion rate of the Notes pursuant to the provisions of the Notes without complying with any applicable listing requirements of the NASDAQ Global Select Market. These standards generally require us to obtain the approval of our stockholders before entering into certain transactions that potentially result in the issuance of 20% or more of our common stock outstanding at the time the Notes are issued unless we obtain stockholder approval of issuances in excess of such limitations. As a result, holders of the Notes may not be entitled to the full benefits of the conversion rate adjustment provisions of the Notes to the extent any such conversion rate adjustment would require us to obtain such stockholder approval and we are not able to obtain such approval.

Holders of the Notes will not be entitled to any rights with respect to our common stock but will be subject to all changes made with respect to our common stock.

Holders of the Notes will not be entitled to any rights with respect to our common stock prior to the conversion date relating to such Notes, if any. However, holders of the Notes will be subject to all changes affecting our common stock. Holders will only be entitled to rights in respect of our common stock if and when we deliver shares of our common stock upon conversion of their Notes and, to a limited extent, under the conversion rate adjustments applicable to the Notes. For example, if an amendment is proposed to our certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the conversion date related to a holder’s conversion of its Notes, or the last trading day of the relevant observation period, such holder will not be entitled to vote on the amendment, although such holder will nevertheless be subject to any changes affecting our common stock.

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Upon conversion of the Notes, you may receive less valuable consideration than expected because the value of our common stock may decline after you exercise your conversion right but before we settle our conversion obligation.

A converting holder of the Notes will be exposed to fluctuations in the value of our common stock during the period from the date such holder surrenders Notes for conversion until the date we settle our conversion obligation. Upon conversion of the Notes, we will be required to deliver the shares of our common stock, together with cash for any fractional share, on the business day following the relevant conversion date. Accordingly, if the price of our common stock decreases during this period, the value of the shares that you receive will be adversely affected and would be less than the conversion value of the Notes on the conversion date.

The conversion rate of the Notes may not be adjusted for all dilutive events.

The conversion rate of the Notes is subject to adjustment for certain events, including the issuance of certain stock dividends on our common stock, certain cash dividends and certain issuer tender or exchange offers. However, the conversion rate will not be adjusted for other events, such as a third-party tender or exchange offer or an issuance of common stock for cash, that may adversely affect the trading price of the Notes or our common stock. Any such event could adversely affect the value of the Notes but not result in an adjustment to the conversion rate.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus supplement and the accompanying prospectus constitute forward-looking statements, which relate to future events or our future performance or financial condition. The forward-looking statements contained in this prospectus supplement and the accompanying prospectus involve risks and uncertainties, including statements as to:

•	our future operating results;

•	our business prospects and the prospects of our portfolio companies;

•	the effect of investments that we expect to make and the competition for those investments;

•	our contractual arrangements and relationships with third parties;

•	actual and potential conflicts of interest with GC Advisors and other affiliates of Golub Capital;

•	the dependence of our future success on the general economy and its effect on the industries in which we invest;

•	the ability of our portfolio companies to achieve their objectives;

•	the use of borrowed money to finance a portion of our investments;

•	the adequacy of our financing sources and working capital;

•	the timing of cash flows, if any, from the operations of our portfolio companies;

•	general economic trends and other external factors;

•	the ability of GC Advisors to locate suitable investments for us and to monitor and administer our investments;

•	the ability of GC Advisors or its affiliates to attract and retain highly talented professionals;

•	our ability to qualify and maintain our qualification as a RIC and as a business development company;
•	general price and volume fluctuations in the stock market;

•	the impact on our business of Dodd-Frank and the rules and regulations issued thereunder; and

•	the effect of changes to tax legislation and our tax position.

Such forward-looking statements may include statements preceded by, followed by or that otherwise include the words “may,” “might,” “will,” “intend,” “should,” “could,” “can,” “would,” “expect,” “believe,” “estimate,” “anticipate,” “predict,” “potential,” “plan” or similar words. The forward-looking statements contained in this prospectus supplement involve risks and uncertainties. Our actual results could differ materially from those implied or expressed in the forward-looking statements for any reason, including the factors set forth as “Risk Factors” and elsewhere in this prospectus supplement and the accompanying prospectus.

We have based the forward-looking statements included in this prospectus supplement on information available to us on the date of this prospectus supplement. Actual results could differ materially from those anticipated in our forward-looking statements and future results could differ materially from historical performance. You are advised to consult any additional disclosures that we may make directly to you or through reports that we have filed or in the future may file with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

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You should understand that, under Sections 27A(b)(2)(B) of the Securities Act and Section 21E(b)(2)(B) of the Exchange Act, the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 do not apply to statements made in connection with any offering of securities pursuant to this prospectus supplement, the accompanying prospectus or in periodic reports we file under the Exchange Act.

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USE OF PROCEEDS

We estimate that net proceeds we will receive from the sale of $              aggregate principal amount of Notes in this offering will be approximately $              million (or approximately $              million if the underwriters fully exercise their overallotment option), after deducting the underwriting discounts and commissions of $              million (or approximately $              million if the underwriters fully exercise their overallotment option) payable by us and estimated offering expenses of approximately $              payable by us.

We intend to use the net proceeds from this offering to invest in portfolio companies in accordance with our investment objective and strategies and for general corporate purposes. We expect that our new investments will consist primarily of senior secured, one stop, second lien and subordinated loans. We will also pay operating expenses, including management and administrative fees, and may pay other expenses such as due diligence expenses relating to potential new investments, from the net proceeds of this offering. A portion of the net proceeds is also expected to be utilized to capitalize SLF. We may also use a portion of the net proceeds from this offering to repay amounts outstanding under our Credit Facility, which bore an annual interest rate of        % (i.e., one-month LIBOR plus       % per annum) on the outstanding balance as of $        million as of     ,      and matures on October 22, 2018, and our Revolver, which, at the election of Revolver Funding, bears an interest rate of either one-, two-, or three-month LIBOR plus 3.50% per annum or PrivateBank’s prime rate plus 1.50% per annum through November 22, 2015 and either one-, two-, or three-month LIBOR plus 2.50% per annum or PrivateBank’s prime rate plus 0.50% per annum for the period subsequent to November 22, 2015 and matures on November 22, 2020.

We anticipate that we will use substantially all of the net proceeds of an offering for the above purposes within approximately six months after the completion of any offering of our securities, depending on the availability of appropriate investment opportunities consistent with our investment objective and market conditions. We cannot assure you that we will achieve our targeted investment pace.

Until such appropriate investment opportunities can be found, we will invest the net proceeds of any offering of our securities primarily in cash, cash equivalents, U.S. government securities and high-quality debt investments that mature in one year or less from the date of investment. These temporary investments may have lower yields than our other investments and, accordingly, may result in lower distributions, if any, during such period. Our ability to achieve our investment objective may be limited to the extent that the net proceeds from this offering, pending full investment, are held in lower yielding interest-bearing deposits or other short-term instruments. See “Regulation — Temporary Investments” in the accompanying prospectus for additional information about temporary investments we may make while waiting to make longer-term investments in pursuit of our investment objective.

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RATIO OF EARNINGS TO FIXED CHARGES

[Insert information required by Item 503(d) of Regulation S-K at time of offering.]

21

CAPITALIZATION

The following table sets forth:

•	our actual capitalization as of , 20 ; and
•	our pro forma capitalization to give effect to the sale of $ aggregate principal amount of Notes in this offering based on the public offering price of $ per Note, after deducting the underwriting discounts and commissions of $ million payable by us and estimated offering expenses of approximately $ payable by us.

	As of Actual	, 20 Pro Forma

(dollars in thousands)
Assets:
Cash and cash equivalents	$	$
Investment at par value
Other assets
Total assets

Liabilities:
Debt
Secured borrowings
Other liabilities
Total liabilities

Net assets:
Common stock, par value $0.001 per share; 100,000,000 shares authorized, shares issued and outstanding shares issued and outstanding, pro forma
Paid in capital in excess of par
Capital distributions in excess of net investment income
Net unrealized (depreciation) appreciation on investments and Secured borrowings
Net realized gains (losses) on investments
Total stockholders’ equity
Net asset value per common share

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SELECTED CONSOLIDATED FINANCIAL DATA

The following selected consolidated financial data of Golub Capital BDC as of and for the fiscal years ended September 30, 2014, 2013, 2012, 2011 and 2010 are derived from our consolidated financial statements that have been audited by McGladrey LLP, an independent registered public accounting firm. The financial data should be read in conjunction with our consolidated financial statements and related notes thereto and “Management’s Discussion and Analysis of Financial Condition, Results of Operations and Cash Flows” which included elsewhere in this prospectus supplement.

	Golub Capital BDC(1) As of and for the years ended September 30,
	2014	2013	2012	2011	2010
	(In thousands, except per share data)
Statement of Operations Data:
Total investment income	$109,526	$83,774	$57,859	$39,150	$33,150
Base management fee	17,053	11,749	8,495	5,789	3,328
Incentive fee	10,128	9,844	6,228	348	55
All other expenses	25,810	17,786	15,260	10,197	6,400
Net investment income	56,535	44,395	27,876	22,816	23,367
Net realized (loss) gain on investments and derivative instruments	5,384	(1,363)	(3,372)	2,037	(40)
Net change in unrealized appreciation (depreciation) on investments, derivative instruments and secured borrowings	3,469	3,488	7,256	(3,514)	2,921
Net increase/(decrease) in net assets resulting from operations	65,388	46,520	31,760	21,339	26,248
Per share data:
Net asset value	$15.55	$15.21	$14.60	$14.56	$14.71
Net investment income	1.26	1.29	1.15	1.16	N/A	(2)
Net realized (loss) gain on investments and derivative instruments	0.11	(0.04)	(0.14)	0.10	N/A	(2)
Net change in unrealized appreciation (depreciation) on investments, derivative instruments and secured borrowings	0.07	0.10	0.30	(0.18)	N/A	(2)
Net increase/(decrease) in net assets resulting from operations	1.44	1.35	1.31	1.09	N/A	(2)
Per share dividends declared	1.28	1.28	1.28	1.27	0.55
From net investment income	1.22	1.15	1.24	1.18	0.49
From capital gains	0.06	—	—	0.09	—
From return of capital		0.13	0.04	—	0.06
Dollar amount of dividends declared	57,823	45,394	31,556	25,069	9,742
From net investment income		40,605	30,484	23,254	8,620
From capital gains		—	—	1,815	—
From return of capital		4,789	1,072	—	1,122
Balance Sheet data at period end:
Investments, at fair value	$1,347,612	$1,024,645	$672,910	$459,827	$344,869
Cash and cash equivalents	79,943	54,717	50,927	69,766	92,990
Other assets	15,833	12,294	10,259	30,051	4,904
Total assets	1,443,388	1,091,656	734,096	559,644	442,763
Total debt	697,539	420,909	352,300	237,683	174,000
Total liabilities	710,649	433,420	358,967	243,095	182,222
Total net assets	732,739	658,236	375,129	316,549	260,541

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	Golub Capital BDC(1) As of and for the years ended September 30,
	2014	2013	2012	2011	2010
	(In thousands, except per share data)
Other data:
Weighted average annualized yield on income producing investments at fair value(3)	8.3%	9.1%	9.3%	8.6%	8.4%
Number of portfolio companies at period end	145	135	121	103	94

(1)	Includes the financial information of our predecessor, Golub Capital Master Funding LLC for periods prior to April 13, 2010, on which date we converted from a limited liability company into a corporation and succeeded to the business of Golub Capital BDC LLC and its consolidated subsidiary, and the members of Golub Capital BDC LLC became stockholders of Golub Capital BDC.

(2)	Per share data are not provided as we did not have shares of common stock outstanding or an equivalent prior to the initial public offering on April 14, 2010.

(3)	Weighted average yield on income producing investments is computed by dividing (a) income from interest and fees excluding amortization of capitalized fees and discounts on accruing loans and debt securities by (b) total income producing investments at fair value.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION,
RESULTS OF OPERATIONS AND CASH FLOWS

The following discussion and analysis of our financial condition, results of operations and cash flows should be read in conjunction with “Selected Consolidated Financial Data” and the financial statements and the related notes thereto of us appearing elsewhere in this prospectus supplement and the accompanying prospectus. The information in this section contains forward-looking statements that involve risks and uncertainties. Please see “Risk Factors” in this prospectus supplement and the accompanying prospectus and “Special Note Regarding Forward-Looking Statements” in this prospectus supplement for a discussion of the uncertainties, risks and assumptions associated with these statements.

Insert Management’s Discussion and Analysis of Financial Condition, Results of Operations and Cash Flows from most recently filed Quarterly Report on Form 10-Q prior to offering.

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UNDERWRITING

We are offering the Notes described in this prospectus supplement and the accompanying prospectus through a number of underwriters.                 and                 are acting as representatives of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase the aggregate principal amount of Notes listed next to its name in the following table:

Underwriter	Principal Amount

Total

The underwriters are committed to purchase all of the Notes offered by us if they purchase any Notes. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or this offering may be terminated.

Overallotment Option

The underwriters have an option to buy up to an additional $          aggregate principal amount of the Notes from us to cover sales of Notes by the underwriters which exceed the amount of Notes specified in the table above. The underwriters have 30 days from the date of this prospectus supplement to exercise this overallotment option. If any Notes are purchased with this overallotment option, the underwriters will purchase Notes in approximately the same proportion as shown in the table above. If any additional Notes are purchased, the underwriters will offer the additional Notes on the same terms as those on which the shares are being offered.

The underwriters propose to offer the Notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $       per Note. Any such dealers may resell Notes to certain other brokers or dealers at a discount of up to $       per Note from the public offering price. After the public offering of the Notes, the offering price and other selling terms may be changed by the underwriters. Sales of Notes made outside of the United States may be made by affiliates of the underwriters. The representatives have advised us that the underwriters do not intend to confirm discretionary sales in excess of      % of the Notes offered in this offering.

Commissions and Discounts

The underwriting fee is equal to     % of the public offering price per Note. The underwriting fee is $   per Note. The following table shows the per Note and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional Notes.

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	Per Note		Total
			Without Overallotment	With Overallotment
Public offering price		%	$	$
Sales load (underwriting discounts and commissions)		%	$	$
Proceeds before expenses		%	$	$

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $             , or approximately $          per Note excluding the overallotment and approximately $          per Note including the overallotment.

Price Stabilizations and Short Positions

In connection with this offering,                and                , on behalf of the underwriters, may purchase and sell Notes in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve sales by the underwriters of securities in excess of the number of securities required to be purchased by the underwriters in the offering, which creates a syndicate short position. “Covered” short sales are sales of securities made in an amount up to the number of securities represented by the underwriters’ overallotment option. Transactions to close out the covered syndicate short involve either purchases of such securities in the open market after the distribution has been completed or the exercise of the overallotment option. In determining the source of securities to close out the covered syndicate short position, the underwriters may consider the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the overallotment option. The underwriters may also make “naked” short sales, or sales in excess of the overallotment option. The underwriters must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of bids for or purchases of securities in the open market while this offering is in progress for the purpose of fixing or maintaining the price of the securities.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from an underwriter or syndicate member when the underwriters repurchase securities originally sold by that underwriter or syndicate member in order to cover syndicate short positions or make stabilizing purchases.

Any of these activities may have the effect of raising or maintaining the market price of the securities or preventing or retarding a decline in the market price of the securities. As a result, the price of the securities may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on                  or otherwise. Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our securities. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in these transactions. If the underwriters commence any of these transactions, they may discontinue them at any time.

In connection with this offering, the underwriters may engage in passive market making transactions in our securities on                      in accordance with Rule 103 of Regulation M under the Exchange Act during a period before the commencement of offers or sales of securities and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded.

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Sales Outside the United States

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the Notes, or the possession, circulation or distribution of this prospectus supplement or accompanying prospectus or any other material relating to us or the Notes in any jurisdiction where action for that purpose is required. Accordingly, our warrants may not be offered or sold, directly or indirectly, and none of this prospectus supplement, the accompanying prospectus or any other offering material or advertisements in connection with our warrants may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

Each of the underwriters may arrange to sell our Notes offered hereby in certain jurisdictions outside the United States, either directly or through affiliates, where it is permitted to do so.

Electronic Delivery

The underwriters may make this prospectus supplement and accompanying prospectus available in an electronic format. The prospectus supplement and accompanying prospectus in electronic format may be made available on a website maintained by any of the underwriters, and the underwriters may distribute such documents electronically. The underwriters may agree with us to allocate a limited number of securities for sale to their online brokerage customers. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations.

We estimate that our share of the total expenses of this offering, excluding underwriting discounts, will be approximately $             .

We and GC Advisors have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

Additional Relationships

Certain of the underwriters and their respective affiliates have from time to time performed and may in the future perform various commercial banking, financial advisory and investment banking services for us and our affiliates for which they have received or will receive customary compensation. [Describe any specific transactions and compensation related thereto required to be disclosed by applicable law or regulation.]

In addition the underwriters or their affiliates may execute transactions with or on behalf of Golub Capital. The underwriters or their affiliates may act as arrangers, underwriters or placement agents for companies whose securities are sold to Golub Capital. The underwriters or their affiliates may also trade in our securities, securities of our portfolio companies or other financial instruments related thereto for their own accounts or for the account of others and may extend loans or financing directly or through derivative transactions to Golub Capital or any of the portfolio companies.

We may purchase securities of third parties from the underwriters or their affiliates after the offering. However, we have not entered into any agreement or arrangement regarding the acquisition of any such securities, and we may not purchase any such securities. We would only purchase any such securities if, among other things, we identified securities that satisfied our investment needs and completed our due diligence review of such securities.

After the date of this prospectus supplement, the underwriters and their affiliates may from time to time obtain information regarding specific portfolio companies or us that may not be available to the general public. Any such information is obtained by the underwriters and their affiliates in the ordinary course of its business and not in connection with the offering of the Notes. In addition, after the offering period for the sale of the Notes, the underwriters or their affiliates may develop analyses or opinions related to Golub Capital or our portfolio companies and buy or sell interests in one or more of our portfolio companies on behalf of their proprietary or client accounts and may engage in competitive activities. There is no obligation on behalf of these parties to disclose their respective analyses, opinions or purchase and sale activities regarding any portfolio company or regarding Golub Capital to our stockholders.

The principal business addresses of the underwriters are:

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Material U.S. Federal Income Tax Considerations

The following discussion is a general summary of certain United States, or U.S., federal income tax considerations (and, in the case of a non-U.S. holder (as defined below), certain U.S. federal estate tax consequences) applicable to the ownership and disposition of the Notes and of the shares of our common stock into which the Notes may be converted. Prospective holders of the Notes should review the discussion in the accompanying prospectus under the heading “Material U.S. Federal Income Tax Considerations” for a more detailed summary of the U.S. federal income tax consequences of the purchase, ownership and disposition of our common stock and our election to be subject to U.S. federal income tax as a regulated investment company. This summary does not purport to be a complete description of the income tax considerations applicable to an investment in the Notes and the shares of our common stock into which the Notes may be converted. The discussion is based upon the Code, Treasury Regulations, and administrative and judicial interpretations, each as of the date of this prospectus supplement and all of which are subject to change, potentially with retroactive effect. You should consult your own tax advisor with respect to tax considerations that pertain to your ownership and disposition of our Notes.

This discussion deals only with Notes held as capital assets within the meaning of Section 1221 of the Code and does not purport to deal with persons in special tax situations or subject to special rules, such as financial institutions, insurance companies, controlled foreign corporations, passive foreign investment companies and regulated investment companies (and shareholders of such corporations), dealers in securities or currencies, traders in securities, former citizens of the United States, persons holding the Notes as a hedge against currency risks or as a position in a “straddle,” “hedge,” “constructive sale transaction” or “conversion transaction” for tax purposes, entities that are tax-exempt for United States federal income tax purposes, retirement plans, individual retirement accounts, tax-deferred accounts, persons subject to the alternative minimum tax, pass-through entities (including partnerships and entities and arrangements classified as partnerships for United States federal income tax purposes) and beneficial owners of pass-through entities, or U.S. holders (as defined below) whose functional currency is not the U.S. dollar. It also does not deal with beneficial owners of the Notes other than those beneficial owners who acquire the Notes in this offering for a price equal to their original issue price (i.e., the first price at which a substantial amount of the Notes is sold other than to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). If you are considering purchasing the Notes, you should consult your own tax advisor concerning the application of the United States federal tax laws to you in light of your particular situation, as well as any consequences to you of purchasing, owning and disposing of the Notes under the laws of any other taxing jurisdiction.

We have not obtained and do not intend to obtain any rulings from the IRS concerning the tax treatment of the matters discussed below. Thus, it is possible that the IRS could challenge the statements in this discussion, which do not bind the IRS or the courts, and that a court could agree with the IRS.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of a Note that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) a trust (a) subject to the control of one or more United States persons and the primary supervision of a court in the United States, or (b) that has a valid election (under applicable Treasury Regulations) to be treated as a United States person for U.S. federal income tax purposes, or (iv) an estate the income of which is subject to U.S. federal income taxation regardless of its source. The term “non-U.S. holder” means a beneficial owner of a Note that is neither a U.S. holder nor a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes). An individual may, subject to exceptions, be deemed to be a resident of the United States for U.S. federal income tax purposes, as opposed to a non-resident alien, by, among other ways, being present in the United States (i) on at least 31 days in the calendar year, and (ii) for an aggregate of at least 183 days during a three-year period ending in the current calendar year, counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year. Individuals who are residents for such purposes are subject to U.S. federal income tax as if they were United States citizens.

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If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds any Notes or our common stock, the U.S. federal income tax treatment of a partner of the partnership generally will depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. Partners of partnerships holding Notes or our common stock should consult their own tax advisors.

THE U.S. FEDERAL INCOME TAX TREATMENT OF HOLDERS OF NOTES OR OUR COMMON STOCK DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. IN ADDITION, THE TAX CONSEQUENCES OF HOLDING THE NOTES OR OUR COMMON STOCK TO ANY PARTICULAR HOLDER WILL DEPEND ON THE HOLDER’S PARTICULAR TAX CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES, OF ACQUIRING, HOLDING, AND DISPOSING OF THE NOTES OR OUR COMMON STOCK.

Taxation of Note Holders

Taxation of U.S. holders. Payments or accruals of interest on a Note generally will be taxable to a U.S. holder as ordinary interest income at the time they are received (actually or constructively) or accrued, in accordance with the U.S. holder’s regular method of tax accounting. In general, if the terms of a debt instrument entitle a holder to receive payments other than fixed periodic interest that exceeds the issue price of the debt instrument by more than a de minimis amount (as determined under applicable Treasury regulations), the holder may be required to recognize additional interest as “original issue discount,” or “OID.” The Notes will not be issued for more than a de minimis amount of OID. As a result, the Notes will not be treated as being issued with OID.

If we fail to comply with certain obligations under the terms of the Notes, such non-compliance may result in the payment of additional interest, when the amount or timing of any additional payments on a debt instrument is contingent, such debt instrument could be subject to special rules that apply to contingent payment debt instruments. We intend, however, to take the position for U.S. federal income tax purposes that the possibility of such payments should not cause the Notes to be subject to the special rules applicable to contingent payment debt instruments and, accordingly, that any such payments of additional interest should be taxable to a U.S. holder as ordinary interest income at the time they are received (actually or constructively) or accrued, in accordance with the U.S. holder’s regular method of tax accounting. This position is based in part on assumptions regarding the likelihood, as of the date of issuance of the Notes, that such additional amounts will have to be paid. The remainder of this discussion assumes that the Notes will not be treated as contingent payment debt instruments.

Except as provided below under “—Conversion of the Notes,” upon the sale, exchange, redemption or retirement of a Note, a U.S. holder generally will recognize capital gain or loss equal to the difference between the amount realized on the sale, exchange, redemption or retirement (excluding any amounts representing accrued and unpaid interest, which are treated as ordinary income) and the U.S. holder’s tax basis in the Note. A U.S. holder’s tax basis in a Note generally will equal the amount of the U.S. holder’s initial investment in the Note. Capital gain or loss generally will be long-term capital gain or loss if the Note was held for more than one year. Long-term capital gains recognized by individuals and certain other non-corporate U.S. holders generally are eligible for reduced rates of taxation, currently at a rate of either 15% or 20%, depending on whether the U.S. holder’s income exceeds certain threshold amounts. The distinction between capital gain or loss and ordinary income or loss is also important in other contexts, such as, for example, for purposes of the limitations on a U.S. holder’s ability to offset capital losses against ordinary income.

Conversion of the Notes. If a U.S. holder receives solely cash in exchange for the Notes upon conversion, the U.S. holder’s gain or loss will be determined in the same manner as if the U.S. holder disposed of the Notes in a taxable disposition (as described above.

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If we elect to settle a conversion solely in shares of our common stock, a U.S. holder of a Note will not recognize any income, gain or loss except to the extent of cash received in lieu of a fractional share of common stock, and except that the fair market value of common stock received with respect to accrued interest will be taxable as such. The tax basis of the shares of common stock received upon such a conversion (including any fractional share for which cash is paid but excluding common stock received with respect to accrued interest, as well as any previously accrued OID) will equal the adjusted tax basis of the note that was converted. A U.S. holder’s holding period for shares of common stock received upon such a conversion (other than shares attributable to accrued and unpaid interest) will include the period during which the U.S. holder held the Notes.

If a combination of cash and common stock is received in exchange for a U.S. holder’s Notes upon conversion, we intend to take the position that the conversion should be treated as a “recapitalization” for U.S. federal income tax purposes. Under this treatment, the U.S. holder will not recognize any loss, but will be required to recognize any gain. The amount of gain recognized by a U.S. holder will equal the lesser of (i) the excess (if any) of (A) the amount of cash received (excluding any cash received in lieu of a fractional share of common stock and any cash received attributable to accrued and unpaid interest (as well as any previously accrued OID), which would be treated as described below) plus the fair market value of common stock received (treating a fractional share of common stock as issued and received for this purpose and excluding any such common stock that is attributable to accrued and unpaid interest) upon conversion over (B) the U.S. holder’s tax basis in the converted note and (ii) the amount of cash received upon conversion (other than any cash received in lieu of a fractional share of common stock and any cash received attributable to accrued and unpaid interest, as well as any previously accrued OID). The gain recognized by a U.S. holder upon conversion of a note will be capital gain, and will be long-term capital gain if the U.S. holder’s holding period in the note was more than one year at the time of conversion. Long-term capital gains of non-corporate taxpayers are generally subject to reduced U.S. federal income tax rates. The U.S. holder’s tax basis in the common stock received (including any fractional share for which cash is paid, but excluding shares attributable to accrued and unpaid interest, as well as any previously accrued OID) will equal the tax basis of the converted note, decreased by the amount of cash received (other than cash in lieu of a fractional share of common stock and any cash attributable to accrued and unpaid interest), and increased by the amount of gain (if any) recognized upon conversion (other than any gain recognized as a result of cash received in lieu of a fractional share of common stock). The U.S. holder’s holding period in the common stock (other than shares attributable to accrued and unpaid interest, as well as any previously accrued OID) would include the holding period in the converted note.

Alternative treatments of the conversion of the Notes into cash and common stock are possible. For example, the conversion of a note into cash and common stock may instead be treated for U.S. federal income tax purposes as in part a conversion into stock and in part a payment in redemption of a portion of the note. You should consult your tax advisors regarding the tax treatment of the receipt of cash and stock in exchange for Notes upon conversion or repurchase, including any alternative treatments.

If a U.S. holder receives cash in lieu of a fractional share of common stock, the U.S. holder will be treated as if a fractional share were issued to the U.S. holder and then the fractional share were immediately redeemed for cash. Accordingly, the U.S. holder will recognize gain or loss equal to the difference between the cash received for the fractional share and that portion of the U.S. holder’s tax basis in the common stock allocable to the fractional share. A U.S. holder’s tax basis in a fractional share will be determined by allocating the holder’s tax basis in the common stock between the common stock received upon conversion and the fractional share, in accordance with their respective fair market values.

Any cash and the value of any portion of our common stock that is attributable to accrued and unpaid interest on Notes not yet included in income by a U.S. holder will be treated as interest income, as described above. A U.S. holder’s tax basis in the common stock received with respect to accrued interest will equal the fair market value of such stock, and a U.S. holder’s holding period with respect to such shares will commence on the day after the receipt of such stock.

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Adjustments to Conversion Rate. The conversion rate is subject to adjustment under specified circumstances. In certain circumstances, a U.S. holder may be deemed to have received a distribution of or with respect to our common stock (i.e., a “constructive distribution”). In certain circumstances, the failure to make an adjustment to the conversion rate may result in a taxable distribution to holders of the Notes if, as a result of such failure, the proportionate interest of the note holders in our assets or earnings and profits is effectively increased. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing the dilution of the interest of the holders of the debt instruments will generally not be deemed to result in a constructive distribution of our common stock. Certain of the possible adjustments provided in the Notes (including, without limitation, adjustments in respect of taxable dividends to our stockholders) do not qualify as being made pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, we intend to take the position that you will be deemed to have received constructive distributions from us, even though you have not received any cash or property as a result of such adjustments. The tax consequences of the receipt of a distribution from us with respect to our common stock are described in the accompanying prospectus under “Material U.S. Federal Income Tax Considerations—Taxation of U.S. Stockholders.”

Possible Effect of a Change in Conversion Consideration. In the event we undergo certain events, the conversion rate and the related conversion consideration may be adjusted such that you would be entitled to convert your Notes into the stock (other than our common stock), other securities or other property or assets described in such section. Depending on the facts and circumstances at the time of such event, such adjustment may result in a deemed exchange of the outstanding Notes, which may be a taxable event for U.S. federal income tax purposes. You should consult your tax advisor regarding the U.S. federal income tax consequences of such an adjustment.

Taxation of Non-U.S. holders. A non-U.S. holder generally will not be subject to United States federal income or withholding taxes on payments of principal or interest on a Note provided that in the case of interest on a Note (i) the interest is not effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States, (ii) the non-U.S. holder is not a controlled foreign corporation related to the Company through sufficient stock ownership, (iii) the recipient is not a bank receiving interest described in Section 881(c)(3)(A) of the Code, (iv) the non-U.S. holder does not own (actually or constructively) 10% or more of the total combined voting power of all classes of stock of the Company, and (v) the non-U.S. holder provides to the applicable withholding agent a statement on an Internal Revenue Service, or IRS, Form W-8BEN or W-8BEN-E (or other applicable form) signed under penalties of perjury that includes its name and address and certifies that it is not a United States person in compliance with applicable requirements, or satisfies documentary evidence requirements for establishing that it is a non-U.S. holder.

If a Non-U.S. holder cannot satisfy the requirements of the “portfolio interest” exception described above, payments of interest made to the Non-U.S. holder will be subject to 30% U.S. federal withholding tax unless the Non-U.S. holder provides us or our paying agent with a properly executed (1) IRS Form W-8ECI (or other applicable form) stating that interest paid on the Non-U.S. holder’s Notes is not subject to withholding tax because it is effectively connected with the Non-U.S. holder’s conduct of a trade or business in the United States (in which case such interest would be treated as described under “—U.S. holders of the Notes”), or (2) IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in this withholding tax under an applicable income tax treaty.

A non-U.S. holder that is not exempt from tax under these rules generally will be subject to withholding of United States federal income tax on payments of interest on the Notes at a rate of 30% unless (i) the interest is effectively connected with the conduct of a United States trade or business, in which case the interest will be subject to United States federal income tax on a net income basis as applicable to U.S. holders generally (unless an applicable income tax treaty provides otherwise), or (ii) an applicable income tax treaty provides for a lower rate of, or exemption from, this withholding. In the case of a non-U.S. holder that is a corporation for U.S. federal income tax purposes and that receives income that is effectively connected with the conduct of a United States trade or business, such income may also be subject to a branch profits tax (which is generally imposed on a non-U.S. corporation on the actual or deemed repatriation from the United States of earnings and profits attributable to a United States trade or business) at a 30% rate. The branch profits tax may not apply (or may apply at a reduced rate) if the non-U.S. holder is a qualified resident of a country with which the United States has an income tax treaty.

To claim the benefit of an income tax treaty or to claim exemption from withholding because interest is effectively connected with a United States trade or business, the non-U.S. holder must timely provide the appropriate, properly executed IRS forms to the applicable withholding agent.

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Generally, a non-U.S. holder will not be subject to U.S. federal income or withholding taxes on any amount that constitutes capital gain upon the conversion, sale, exchange, redemption or retirement of a Note, provided the gain is not effectively connected with the conduct of a trade or business in the United States by the non-U.S. holder (and, if required by an applicable income tax treaty, is not attributable to a United States “permanent establishment” maintained by the non-U.S. holder). Certain other exceptions may be applicable, and a non-U.S. holder should consult its tax advisor in this regard.

A Note that is held by an individual who, at the time of death, is not a citizen or resident of the United States (as specially defined for U.S. federal estate tax purposes) generally will not be subject to the U.S. federal estate tax, unless, at the time of death, (i) such individual directly or indirectly, actually or constructively, owns ten percent or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of Section 871(h)(3) of the Code and the Treasury Regulations thereunder or (ii) such individual’s interest in the Notes is effectively connected with the individual’s conduct of a United States trade or business.

Adjustments to Conversion Rate. The conversion rate is subject to adjustment in certain circumstances. Any such adjustment could, in certain circumstances, give rise to a deemed distribution or other income to Non-U.S. holders of the Notes. See “—Taxation of U.S. holders—Adjustments to Conversion Rate” above. In such circumstances, a Non-U.S. holder will be deemed to have received constructive distributions from us, even though such Non-U.S. holder has not received any cash or property as a result of such adjustments. The deemed distribution would be subject to the rules described under “Material U.S. Federal Income Tax Considerations—Taxation of Non-U.S. Stockholders” in the accompanying prospectus.

In the case of a deemed distribution, because such deemed distribution will not give rise to any cash from which any applicable U.S. federal withholding tax can be satisfied, the indenture provides that we may set off any withholding tax that we are required to collect with respect to any such deemed distribution against cash payments of interest or from cash or shares of our common stock otherwise deliverable to a holder upon a conversion of Notes or a redemption or repurchase of a note. A Non-U.S. holder who is subject to withholding tax under such circumstances is urged to consult its tax advisor as to whether it can obtain a refund for all or a portion of the withholding tax.

Ownership and Disposition of Shares Received Upon Conversion. The tax consequences of owning and disposing of common stock received upon conversion of the Notes are described in the accompanying prospectus under “Material U.S. Federal Income Tax Considerations—Taxation of U.S. Stockholders” and “Material U.S. Federal Income Tax Considerations—Taxation of Non-U.S. Stockholders.”

Medicare Tax on Net Investment Income. A 3.8% tax is imposed under Section 1411 of the Code on the “net investment income” of certain U.S. citizens and residents and on the undistributed net investment income of certain estates and trusts. Among other items, net investment income generally includes payments of interest on, and net gains recognized from the sale, exchange, redemption, retirement or other taxable disposition of Notes, less certain deductions. Prospective investors in the Notes should consult their own tax advisors regarding the effect, if any, of this tax on their ownership and disposition of the Notes.

Information Reporting and Backup Withholding. A U.S. holder (other than an “exempt recipient,” including a corporation and certain other persons who, when required, demonstrate their exempt status) may be subject to backup withholding at a rate of 28% on, and will be subject to information reporting requirements with respect to, payments of principal or interest on, and proceeds from the sale, exchange, redemption or retirement of, the Notes. In general, if a non-corporate U.S. holder subject to information reporting fails to furnish a correct taxpayer identification number or otherwise fails to comply with applicable backup withholding requirements, backup withholding at the applicable rate may apply.

If you are a non-U.S. holder, generally, the applicable withholding agent must report to the IRS and to you payments of interest on the Notes and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of a treaty or agreement. In general, backup withholding will not apply to payments of interest on your Notes if you have provided to the applicable withholding agent the required certification that you are not a U.S. person and the applicable withholding agent does not have actual knowledge or reason to know that you are a U.S. person. Information reporting and, depending on the circumstances, backup withholding will apply to payment to you of the proceeds of a sale or other disposition (including a retirement or redemption) of your Notes within the United States or conducted through certain U.S.-related financial intermediaries, unless you certify under penalties of perjury that you are not a U.S. person or you otherwise establish an exemption, and the applicable withholding agent does not have actual knowledge or reason to know that you are a U.S. person.

You should consult your own tax advisor regarding the application of information reporting and backup withholding in your particular circumstance and the availability of and procedure for obtaining an exemption from backup withholding. Backup withholding is not an additional tax, and any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against your U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

FATCA Withholding on Payments to Certain Foreign Entities. The Foreign Account Tax Compliance Act, or FATCA, and U.S. Treasury Regulations and other IRS administrative guidance thereunder, when applicable, generally impose a U.S. federal withholding tax of 30% on interest on a debt obligation paid after June 30, 2014, and the gross proceeds from the disposition of a debt obligation paid after December 31, 2016, which, in each case, would include the Notes, to certain non-U.S. entities (including, in some circumstances, where such an entity is acting as an intermediary) that fail to comply with certain certification and information reporting requirements. Prospective investors in the Notes should consult their own tax advisors regarding the effect, if any, of the FATCA rules for them based on their particular circumstances.

You should consult your own tax advisor with respect to the particular tax consequences to you of an investment in the Notes, including the possible effect of any pending legislation or proposed regulations.

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LEGAL MATTERS

Certain legal matters regarding the securities offered by this prospectus supplement will be passed upon for us by Dechert LLP, Washington, D.C. Dechert LLP has from time to time represented GC Advisors and the underwriters on unrelated matters. Certain legal matters in connection with the securities offered hereby will be passed upon for the underwriters by                 ,                 ,                 .

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The consolidated financial statements as of and for the year ended September 30, 2014 appearing in this prospectus supplement and the registration statement and the effectiveness of internal control over financial reporting have been audited by McGladrey LLP, an independent registered public accounting firm located at One South Wacker Drive, Suite 800, Chicago, IL 60606, as stated in their reports appearing elsewhere therein, and are included in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form N-2, together with all amendments and related exhibits, under the Securities Act, with respect to our Notes offered by this prospectus supplement and the accompanying prospectus. The registration statement contains additional information about us and our Notes being offered by this prospectus supplement and the accompanying prospectus.

We file with or submit to the SEC annual, quarterly and current reports, proxy statements and other information meeting the informational requirements of the Exchange Act. You may inspect and copy these reports, proxy statements and other information, as well as the registration statement and related exhibits and schedules, at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549-0102. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We maintain a website at www.golubcapitalbdc.com and make all of our annual, quarterly and current reports, proxy statements and other publicly filed information available, free of charge, on or through our website. Information contained on our website is not incorporated into this prospectus, and you should not consider information on our website to be part of this prospectus. You may also obtain such information by contacting us in writing at 150 South Wacker Drive, Suite 800, Chicago, IL 60606, Attention: Investor Relations. The SEC maintains a website that contains reports, proxy and information statements and other information we file with the SEC at www.sec.gov. Copies of these reports, proxy and information statements and other information may also be obtained, after paying a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov, or by writing the SEC’s Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549-0102.

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